                                    June 27, 1997


Morgan Stanley & Co. Incorporated
Prudential Securities Incorporated
c/o Morgan Stanley & Co. Incorporated
    as Representative of the Underwriters
1585 Broadway
New York, New York  10036

Ladies and Gentlemen:

    This Guaranty is made by EquiVantage Inc., a Delaware corporation with its principal office at 13111 Northwest Freeway, Suite 300, Houston, Texas 77040 ("EquiVantage"), in favor of Morgan Stanley & Co. Incorporated, in its capacity as Representative of the Underwriters (the "Representative") in connection with the underwriting of the Offered Certificates (as defined in the Underwriting Agreement), with its principal office at 1585 Broadway, New York, New York 10036.

    As an inducement to the Representative and in consideration of EquiVantage Acceptance Corp. (the "Company") entering into the Underwriting Agreement referred to below, EquiVantage Inc. hereby absolutely, unconditionally and irrevocably guarantees the prompt performance of the obligations, including any payment obligations, of the Company, a Delaware corporation with its principal office at 13111 Northwest Freeway, Suite 301, Houston, Texas 77040, under
Section VII of the Underwriting Agreement, dated June 19, 1997, between the Company and the Representative. This Guaranty is a guaranty of performance and payment and not of collection. The obligations of EquiVantage Inc. hereunder shall not be impaired by failure of Company to provide notice to EquiVantage Inc. of any modification or amendment of said contract agreed to by the parties thereto. This Guaranty shall exist notwithstanding the validity or enforceability of any instrument evidencing any such obligations by reason of the dissolution, liquidation, reorganization of the Company, or the commencement against the Company of a case in bankruptcy or any other law affecting creditors' rights generally or the seeking of a trustee, receiver, liquidator, custodian or other similar official. EquiVantage Inc. hereby waives any requirement that the Representative shall take legal action against the Company before enforcing this Guaranty. This Guaranty may be amended only by an instrument in writing executed by the undersigned and accepted in writing by the Representative.

    This Guaranty shall be governed by the laws of the State of New York applicable to agreements made and to be performed in the State of New York without giving effect to the conflict of law rules thereof.

    IN WITNESS WHEREOF, EquiVantage Inc. has caused this Guaranty to be executed by duly authorized corporate officers the day and year first above written.


                          EQUIVANTAGE INC.


                          By: /s/ Elizabeth Folk
                              -------------------------------
                              Name:  Elizabeth Folk
                              Title: Senior Vice President


ACCEPTED this 27th day of June, 1997

MORGAN STANLEY & CO. INCORPORATED,
    as Representative of the Underwriters


By: /s/ James P. Fadel
    ----------------------
     Name:  James P. Fadel
     Title: Principal